Exhibit 23.3

Consent of Independent Auditor

I consent to the reference to my firm under the caption "Experts" and to the use of my reports dated (i) July 23, 2004 with respect to the financial statement of Point Center Mortgage Fund I, LLC; and (i) January 7, 2005, April 29, 2004, and October 17, 2003 with respect to the financial statements of Point Center Financial, Inc., all of which are included in Amendment No. 1 to the Registration Statement on Form S-11, Registration No. 333-118871 and the related Prospectus of Point Center Mortgage Fund I, LLC for the registration of $500,000,000 of its units of membership interest.

/s/ JAMES J. FUCHS

James J. Fuchs,
Certified Public Accountant
Costa Mesa, California
March 16, 2005